To the Board of Directors
Fushi International Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm
Fushi International Inc. and Subsidiaries
Audited Financial Statements December 31, 2006

We consent to the reference of our audit report dated March 26, 2007 on our audits of the financial statements of Fushi International Inc. and Subsidiaries as of and for the year ended December 31, 2006 in the registration statement of Fushi International Inc. on Form S-3 and to the reference to our firm under the heading “Experts” in the Prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
September 26, 2007